FIRST AMENDMENT TO
AMENDED AND RESTATED LOAN AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT made as of the 28th day of March, 2011 ("First Amendment") by and between IMAGE METRICS, INC., a Nevada corporation with an address and principal place of business at 1918 Main Street, 2nd Floor, Santa Monica, California 90945 (the "Borrower"), IMAGE METRICS, LTD., a company incorporated and registered in England and Wales with number 4098216 whose registered office is at 2nd Floor, Park Gate, 25 Milton Park, Oxford, OX14 4SH (the "Guarantor") and the lenders identified on Exhibit A (each a "Lender" and, collectively, the "Lenders").

BACKGROUND

A.           Borrower, Guarantor and certain of the Lenders (the "Existing Lenders") are parties to that certain Amended and Restated Loan Agreement dated as of December 22, 2010 (the "Existing Loan Agreement"), pursuant to which certain of the Lenders agreed to lend up to $5,286,306.25 to Borrower to fund Borrower's general working capital requirements.

B.           Guarantor agreed to guarantee Borrower's obligations under the Existing Loan Agreement.

C.           The Existing Lenders, and certain additional Lenders who are parties to this First Amendment, have agreed to increase the amount of the Loan to $7,100,000, in exchange for which the Borrower and Guarantor have agreed to modify the terms of the Loan as set forth herein.

AGREEMENTS

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower, Guarantor and Lenders agree as follows:

1.           Defined Terms.  Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Existing Loan Agreement.

2.           Amendments to Existing Loan Agreement.  The Existing Loan Agreement is hereby amended as follows:

(a)
Section 1.1 shall be amended by the substitution of the phrase "Seven Million One Hundred Thousand US Dollars ($7,100,00.00)" for the phrase "Five Million Two Hundred Thousand US Dollars ($5,286,306.25)".

(b)	Section 1.2 shall be amended by the substitution of the date "July 31, 2011" for the date "March 1, 2011" appearing on the fifth line thereof.

(c)
Section 1.11(a) shall be amended by the substitution of "seven and one-half percent (7.5%)" for "five percent (5%)" appearing on the fourth line thereof, such that the Revenue Incentive Payment shall be equal to seven and one-half percent (7.5%) of the Net Sales Revenue received by Borrower (or any Borrower Affailiate) from, arising out of or in connection with a Sale of Borrower's Facemail Product during the Measuring Period.

(d)	Section 1.13 shall be deleted in its entirety, and the following substituted therefor:

The Borrower may not prepay the principal balance of the Loan without the written consent of all of the Lenders, which consent may be granted or withheld in the Lenders' sole and absolute discretion.

(e)	Exhibit A attached hereto shall be substituted for Exhibit A of the Existing Loan Agreement, and each of the Lenders identified thereon shall be Lenders for all purposes under the Loan Agreement.

(f)	Exhibit B attached hereto shall be substituted for Exhibit B of the Existing Loan Agreement.

3.           The New Lenders agree to be bound by the Existing Loan Agreement, as modified by this First Amendment.

4.           Except as specifically modified by this First Amendment and subject to the terms hereof, the Existing Loan Agreement shall remain in full force effect as a binding agreement among the Borrower, Guarantor and the Lenders.

BORROWER
WITNESS:	IMAGE METRICS, INC.

By:
Name:
Title:

GUARANTOR
IMAGE METRICS, LTD.

By:
Name:
Title:

LENDERS

Marie-Rose Kahane

KIEF HOLDINGS

By:
Name:
Title:

Patricia Kahane

Peter Norris

CASPLA HOLDINGS

By:
Name:
Title: